Exhibit 5.1

9 July 2020

Matter No.:831748

Doc Ref: PL/HL/KN/106226765v1

(852) 2842 9551

Paul.lim@conyers.com

(852) 2842 9402

Hollia.lam@conyers.com

Kingsoft Cloud Holdings Limited

Cricket Square, Hutchins Drive

P.O. Box 2681, Grand Cayman

KY1-1111

Cayman Islands

Dear Sirs,

Re: Kingsoft Cloud Holdings Limited (the “Company”)

We have acted as special Cayman Islands legal counsel to the Company in connection with a registration statement on Form S-8, (the “Registration Statement”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) relating to the registration under the U.S. Securities Act of 1933, as amended, (the “Securities Act”) of 419,651,050 ordinary shares of par value US$0.001 per share of the Company (the “Ordinary Shares”) issuable pursuant to the 2013 Share Option Scheme (the “Option Scheme”) and the 2013 Share Award Scheme (the “Award Scheme” and together with the Option Scheme, collectively the “Option and Award Schemes”).

For the purposes of giving this opinion, we have examined a copy of the Registration Statement and the copies of the Option and Award Schemes. We have also reviewed the amended and restated memorandum and articles of association of the Company adopted on 7 April, 2020 which became effective on 12 May, 2020 (the “Amended M&A”), written resolutions of the directors of the Company dated 22 February 2013, 27 February 2013 and 7 April 2020 and written resolutions of the members of the Company dated February 2013, 27 February 2013 and 7 April 2020 (the “Resolutions”), a Certificate of Good Standing issued by the Registrar of Companies in relation to the Company on 8 July 2020 (the “Certificate Date”) and such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken; (b) that where a document has been examined by us in draft form, it will be or has been executed and/or filed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention; (c) the accuracy and completeness of all factual representations made in the Registration Statement the Option and Award Schemes and other documents reviewed by us; (d) that the Resolutions were passed at one or more duly convened, constituted and quorate meetings or by unanimous written resolutions, remain in full force and effect and have not been rescinded or amended; (e) that there is no provision of the law of any jurisdiction, other than the Cayman Islands, which would have any implication in relation to the opinions expressed herein; (f) that there is no provision of any award agreement, incentive share option, restricted shares or restricted share units or otherwise granted pursuant to the Option and Award Schemes which would have any implication in relation to the opinions expressed herein; (g) that upon issue of any Ordinary Shares, the Company will receive consideration for the full issue price thereof which shall be equal to at least the par value thereof, (h) that on the date of issuance of any of the Ordinary Shares, the Company will have sufficient authorised but unissued Ordinary Shares; (i) that on the date of issuing of any Ordinary Shares, the Company is able to pay its liabilities as they become due; and (j) the issue of the Ordinary Shares are made in accordance with the terms and conditions of the Option and Award Schemes.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than the Cayman Islands. This opinion is to be governed by and construed in accordance with the laws of the Cayman Islands and is limited to and is given on the basis of the current law and practice in the Cayman Islands. This opinion is issued solely for the purposes of the filing of the Registration Statement and the issuance of the Ordinary Shares by the Company pursuant to the Option and Award Schemes and is not to be relied upon in respect of any other matter.

On the basis of and subject to the foregoing, we are of the opinion that:

1.

The Company is duly incorporated and existing under the law of the Cayman Islands and, based on the Certificate of Good Standing, is in good standing as at the Certificate Date. Pursuant to the Companies Law (the “Law”), a company is deemed to be in good standing if all fees and penalties under the Law have been paid and the Registrar of Companies has no knowledge that the Company is in default under the Law.

2.

When issued and paid for as contemplated by the Option and Award Schemes, the Ordinary Shares will be validly issued, fully paid and non-assessable (which term when used herein means that no further sums are required to be paid by the holders thereof in connection with the issue thereof).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,

/s/ Conyers Dill & Pearman

Conyers Dill & Pearman

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